Nation Energy Inc.

1100, 609 West Hastings St.

Vancouver, BC

V6B 4W4

November 29, 2006

Netco Energy Inc.

1100, 609 West Hastings St.

Vancouver, BC

V6B 4W4

Attention:	Mr. Gordon Nielsen, President

Re:	Farmin Agreement
Section 16; Twp 59, Rge 2 W6M
Boltan Area, Alberta

Dear Sirs:

Nation Energy Inc. (“Nation”) proposes to enter into a farmin agreement with Netco Energy Inc. or a subsidiary or affiliate of Netco Energy Inc. to be designated ("Netco") whereby Netco will earn 60% of Nation’s 15% working interest (“Nation’s Interest”) in a test well and Section 16; Twp 59, Rge 2 W6M (the “Boltan Section”) located in the Boltan area of Alberta.

The terms of the farmin would be substantially as follows, subject to the negotiation and execution of a formal agreement and regulatory approval:

•	Netco will bear 100 % of Nation’s 15% share of the capital costs relating to the drilling and development of the 1-16-59-2-W6M test well (the “Test Well”) located on the Boltan Section.

•

Netco will advance to Nation 100 % of Nation’s 15% share of the capital costs relating to the drilling and development of the Test Well to enable Nation to comply with cash calls and invoiced joint interest billings relating to drilling and development operations at the Test Well.

•

Netco will earn 100% of Nation’s Interest before payout and 60% of Nation’s Interest after payout (15% before payout and 9% after payout interest on 8/8ths basis) in the Test Well and the Boltan Section.

•

Nation will dedicate 100% of Nation’s share of production revenues from any and all existing wells in which Nation has an interest anywhere in the Boltan area of Alberta, including the Boltan Section, net of royalty lease operating expenses, and administrative expenses, current and future, to Netco until such time that Netco recoups 100% of any and all capital and lease operating expenses associated with the Test Well.

If these terms are acceptable to Netco, please execute the enclosed copy of this letter and return the same to us. Upon our receipt, we will instruct our attorneys to begin the process of drafting a formal agreement incorporating these terms and such other terms as are commercially reasonable for a transaction of this nature. We agree that this letter of intent will be binding on both parties, subject to regulatory approval.

Notwithstanding the foregoing, nothing in this binding letter of intent will prevent Nation from assigning any or all of its interests in the Boltan Area to its wholly owned subsidiary, 963639 Alberta Ltd., so long as 963639 Alberta Ltd. agrees to be bound by the terms of this letter of intent.

Sincerely,

NATION ENERGY INC.
By:	/s/ John R. Hislop
John Hislop President

Agreed to and accepted this 29th day of November, 2006 by:

NETCO ENERGY INC.

By:         /s/ Gordon Nielsen

Gordon Nielsen, President

CW969385.2